UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2010

3DIcon Corporation
 (Exact name of registrant as specified in charter)

Oklahoma (State or other jurisdiction of incorporation)	333- 143761 (Commission File Number)	73-1479206 (IRS Employer Identification No.)

6804 South Canton Avenue, Suite 150 Tulsa, OK (Address of principal executive offices)	74136 (Zip Code)

Registrant’s telephone number, including area code: (918) 494-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03	AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On November 19, 2010, subject to stockholder approval, the Board of Directors of 3DIcon Corporation (the “Company”) authorized an amendment to the Company’s Certificate of Incorporation in order to (i) increase the authorized shares of the Company’s common stock from 750,000,000 shares, par value $0.0002 to 1,500,000,000 shares, par value $0.0002 (the “Increase in Authorized”), (ii) effect a reverse split of the Company’s common stock in a ratio in the range between 1 for 10 and 1 for 25, as will be selected by the Company’s Board of Directors (the “Reverse Split”), and (ii) create a series of “blank check” preferred stock consisting of 25,000,000 shares, par value $0.0002 (the “Blank Check Preferred”).  If the Board of Directors elects to implement the Reverse Split at one of the approved ratios, it is authorized to do so until June 1, 2011.

On December 20, 2010, the shareholders of the Company approved the Increase in Authorized, the Reverse Split and the creation of the Blank Check Preferred.  On December 21, 2010, the Company filed an Amended Certificate of Incorporation, pursuant to which it increased its authorized shares of common stock from 750,000,000 shares of common stock, par value $0.0002 per share to 1,525,000,000 shares consisting of 1,500,000,000 shares of common stock, par value $0.0002 per share and 25,000,000 shares of “blank check” preferred stock, par value $0.0002. The Board of Directors, in its sole discretion, may elect to implement the Reverse Split at one of the approved ratios until June 1, 2011.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired

Not Applicable

(b)	Pro Forma Financial Information

Not Applicable

(c)	Shell Company Transactions

Not Applicable

(d)	Exhibits

3.7	Amended Certificate of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2010	3DIcon Corporation
(Registrant)

	By:	/s/ Martin Keating
	Name:	Martin Keating
	Position:	Chief Executive Officer

EXHIBIT INDEX

3.7       -         Amended Certificate of Incorporation